Exhibit 21.1

Subsidiaries

Rand Worldwide Subsidiary, Inc. (Delaware)

Rand Worldwide Foreign Holdings, Inc. (Delaware)

—  Rand A Technology Corporation (Ontario, Canada)

➢  ASJ Computer Graphics of Canada Ltd (Ontario, Canada)